Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

Nasdaq Notifies PECO II of Non-Compliance

with Certain Continued Listing Requirements

GALION, Ohio – August 10, 2004 – PECO II, Inc. (Nasdaq:PIII) a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that it has been notified by The Nasdaq Stock Market, Inc. (Nasdaq) that the Company’s common shares have not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4310(c)(4) and that its securities may be subject to delisting from the Nasdaq SmallCap Market. The Company received the notice because its common shares have closed below $1.00 per share for 30 consecutive trading days.

The Company has until January 18, 2005, to regain compliance. If, at any time before that date the closing bid price is $1.00 or more for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company has regained compliance with the minimum bid price requirement. If the Company does not regain compliance by January 18, 2005, and is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company is no longer in compliance with requirements for inclusion in the Nasdaq SmallCap Market and that the Company’s common stock will be delisted.

The Company is evaluating various alternatives if its closing price does not meet the Nasdaq minimum bid price within the grace period.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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